EXHIBIT 10.21
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                    SKYSAT COMMUNICATIONS NETWORK CORPORATION
                              The Chrysler Building
                              405 Lexington Avenue
                                   33rd floor
                            New York, New York 10174
                      Tel (212) 972-0070 Fax (212) 972-0093

                                             March 10, 1997

Ms. Mary Bergstrom, Secretary
B&R Designs
1211 Lewis Avenue
Sarasota, Florida 34237

Dear Mary:

     Reference is made to the Development Agreement dated as of July 13, 1994 between Skysat Communications Network Corporation ("Skysat") and B&R Designs, Inc. ("B&R") (the "Agreement"). After discussions, Skysat and B&R have agreed to address the progress and conclusion of the Agreement. In connection with the termination and orderly resolution of the Agreement the parties have agreed to enter into this letter agreement (the "Letter Agreement"):

     1. A final report (the "Final Report"), detailing all the work effort that was done by B&R under the Agreement will be prepared by B&R, with a target date of three weeks toward completion, in accordance with the work statement set forth as Schedule A. Such report shall include schedules and exhibits of all work done, including but not limited to, drawings, software, and CAD files. Skysat will pay the sum of Ten Thousand Dollars ($10,000) for the Final Report, with $2,500 upon commencement, $2,500 within two weeks of approval by Skysat of the final version of the Final Report (the "Closing Date") and the balance, $5,000, within 12 months of the Closing Date. Approval of the Final Report shall not be unreasonably withheld. Failure to obtain approval over the Final Report shall only affect paying the final balance of the fees due to B&R and shall not have any impact upon B&R's rights regarding any dismantling of any structures or the disposal of any of the equipment described in this Letter Agreement, nor will it impact on Skysat's obligation to deliver title documentation, as necessary, as set forth in Paragraph 5 hereunder, with regard to the Equipment.

     2. Skysat will issue to B&R within one week of the Closing Date 30,000 shares of Skysat Class A Common stock.

     3. Skysat will pay to B&R an additional cash amount of $10,000 within one year of the Closing Date.
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     4. B&R will retain possession of all equipment currently on the floor at their facility (the "Floor Equipment") upon execution of this Letter Agreement.

     5. B&R will retain possession of all the residual equipment related to the M-1 aircraft purchased by Skysat in B&R's possession, which shall include but not be limited to engines, a pressure suit, and photographic equipment (collectively, the "Residual Equipment") (the Floor Equipment and the Residual Equipment shall be collectively referred to as the "Equipment"). Skysat shall provide to B&R, on B&R's demand, all documents available to Skysat evidencing title to the Equipment, including but not limited to bills of sale, in the event that B&R requires such documentation to evidence transfer to a third party for sale. Upon execution of this Letter Agreement, B&R will be entitled to sell, transfer, dismantle, destroy, "cannibalize" and otherwise safely (with observation of environmental regulations) dispose of any or all of the Equipment without further obligation to Skysat.

     6. Without limiting the generality of the foregoing, B&R will be permitted to remove the center body from its workshop floor upon execution of this letter agreement. It is acknowledged and agreed that such removal will effectively destroy the center body.

     7. It is agreed and acknowledged that B&R has a significant knowledge base with regard to aeronautics and glider technology, and that such knowledge was developed prior to the date of the Agreement. Notwithstanding the foregoing, it is agreed that any invention or discovery that results from the Agreement shall become the property of Skysat and Skysat shall have the exclusive benefit throughout the world of all industrial and intellectual property rights therein including, inter alia, patents, know-how embodied in such patents, registered designs, and copyrights; and B&R shall execute all required documents and do all other things necessary to vest the title and interest in such property rights in Skysat at Skysat's expense.

     8. B&R's retention of the Equipment and the payment of cash and stock to B&R hereunder shall be in full settlement of all known and unknown, existing and potential, claims and liabilities B&R may have against Skysat, its officers, agents, employees, consultants, directors, shareholders, subsidiaries, affiliates, successors, licensees, and assigns. B&R agrees to release and absolutely discharge Skysat of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected (collectively, "Claims"), which B&R now have, own or hold, or at any time heretofore ever had, owned or held, or could, shall or may hereafter have, own or hold against or any of the above described Skysat persons or entities based upon, related to or by reason of any act done or omitted to be done, arising out of the business of Skysat. Skysat hereby releases and absolutely discharges B&R, its officers, agents, employees, consultants, directors, shareholders, subsidiaries, affiliates, successors, licensees, and assigns of and from any and all Claims which Skysat now has, owns, owns or holds, or at any time heretofore ever had, owned or held, or could, shall or may hereafter have, own or hold against B&R based upon, related to or by reason of any act done or omitted to be done, arising out of the business of Skysat, except for B&R's continuing obligations
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under this Letter Agreement.

     9. B&R covenants and agrees that it will not, directly or indirectly or, for its own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise, disclose to others or use for its own benefit or cause or induce others to do the same, any proprietary, confidential or secret information or documents of or pertaining to Skysat or any of its Affiliates (as defined below), including, but not limited to, any customer lists, referral services, project proposals, methods of operation, services, systems. financial condition, other work product records and business plans of Skysat or any of its Affiliates, other than if such information is readily ascertainable from public or published information or trade sources (provided that B&R was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without Skysat's consent). As used herein, the term "Affiliate" means a person or entity, directly or indirectly controlled by or under common control with Skysat. Nothing in this Letter Agreement is intended to limit, inhibit or otherwise prohibit B&R or its affiliated entities from designing or building yachts or aircraft or parts thereof for any person or entity, except to the extent that such activities infringe upon any of Skysat's intellectual property rights. Without limiting the generality of the foregoing, no reference in Paragraphs 7 and 9 to lists, patents, and other such secrets and other items referred to in such paragraphs is intended to create, by inference, a representation by B&R that such items are valid, that such items exist, or that B&R has received, created, or possesses such items.

     10. B&R hereby covenants and agrees that it will not disclose to any person or business entity any of the terms, provisions or conditions of this Letter Agreement or any of the contents, underlying facts, correspondence, discussions, negotiations or prior business dealings between B&R and Skysat and any of Skysat's parents, subsidiaries, affiliates, officers, directors, representatives, agents or employees, except as may otherwise be required by law or the order of a court of competent jurisdiction. Without limiting the generality of the foregoing, Skysat will not unreasonably withhold permission from B&R to reveal all or part of this Letter Agreement to any person or entity having a bona-fide interest in entering into a proper non-violative agreement with B&R which would have the effect of a restriction on performance of such contract.

     11. B&R agrees that a breach or threatened breach of the covenants and agreements set forth in paragraphs 9 and 10 above cannot reasonably or adequately be compensated in damages and that such breach may or will cause Skysat irreparable loss or damage. Accordingly, notwithstanding anything in this Letter Agreement which may be to the contrary, in addition to all other rights and remedies to which it may be entitled, Skysat shall be entitled to injunctive or other equitable relief restraining B&R from committing or continuing such breach. In the event Skysat commences such proceedings and it is successful, B&R shall be obligated to reimburse Skysat for its expenses therein including its reasonable attorneys' fees. In the event Skysat commences such proceedings and is not successful, it shall be obligated to reimburse B&R for its expenses therein, including reasonable attorneys' fees.

     12. B&R also agrees to cooperate fully in all reasonable ways in the event of any


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disputes between Skysat and any third parties, whether or not such dispute is in litigation. B&R will be reimbursed for its reasonable costs and expenses in connection with such cooperation, provided that such costs have been approved in advance in writing by an officer of Skysat.

     13. Other than the continuing obligations of this Letter Agreement, any and all prior agreements, contracts, understandings or business relationships of any sort or nature, heretofore entered into between B&R and Skysat, or among B&R, Skysat and any third party, shall be, upon payment to B&R of the cash and stock described herein, the same hereby are, terminated and shall be of no further force or effect whatsoever.

     14. This Letter Agreement contains the entire understanding between the parties hereto concerning the subject matter hereof and may not be changed, modified or altered except by an agreement in writing signed by the parties hereto.

     15. A waiver by any party of any of the terms or conditions of this Letter Agreement, or of any breach thereof, shall not be deemed a waiver of such term or condition for the future, or of any other term or condition hereof, or of any subsequent breach thereof.

     16. Each of the parties acknowledges that it has been represented by independent legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Letter Agreement and that it has executed this Letter Agreement with the consent and on the advice of such independent legal counsel. Each of the parties further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry that may be necessary or desirable in connection with the subject matter of this Letter Agreement prior to the execution hereof.


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     17. This Letter Agreement may be executed in one or more counterparts, each of which shall be an original and together shall constitute one and the same instrument.

     Please confirm your agreement with the foregoing by signing this document in the space provided below.


                                             Very truly yours,

                                      SKYSAT COMMUNICATIONS NETWORK CORPORATION


                                             By: /s/ Martin D. Fife
                                                --------------------------
                                                 Martin D. Fife
                                                 Chairman and CEO

AGREED TO AND ACCEPTED:

B&R DESIGNS, INC.


By:______________________________
   Mary Bergstrom, Secretary


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     17. This Letter Agreement may be executed in one or more counterparts, each of which shall be an original and together constitute one and the same instrument.

     Please confirm your agreement with the foregoing by signing this document in the space provided below.

                                             Very truly yours,

                                       SKYSAT COMMUNICATIONS NETWORK CORPORATION

                                             By: /s/ Martin D. Fife
                                                --------------------------
                                                 Martin D. Fife
                                                 Chairman and CEO

AGREED TO AND ACCEPTED:

B&R DESIGNS, INC.


By: /s/ Mary Bergstrom                       /s/ Sven Olof Ridder
----------------------------                 --------------------------------
   Mary Bergstrom, Secretary                 Sven Olof Ridder, Vice President


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              Skysat Project Final - Report Statement of Work (SOW)

     B&R shall prepare a Final Report of the Skysat project. This report will be a valuable reference document and will explain completed work; specifically (a) what was accomplished? (b) what conclusions can be drawn? (c) what are the top-level issues to be resolved?

     The final Report shall have two sections. Section 1 is to be an overview to explain lessons learned. Section 2 is to be a list and brief explanation of all technical files and reference material to be attached. These will include but not be limited to, drawings, software, CAD files, schedules, designs tests, and exhibits of all completed work from B&R as well as external reports such as the Dayton Aerospace Report. Clarification of each referenced item is not necessary, but a simple cover sheet describing the attached data for each activity is desirable.

     Three copies of the final report shall be delivered to Skysat with one copy of all reference material. The final report will be bound with clear plastic covers on the front and rear. B&R will propose a suitable method for cataloging and providing the single copy of the reference material in Section 2. One unbound final report draft will be required. This draft shall include a list of the reference material, not the material itself. Skysat will provide delivery instructions to B&R for the draft and Final Report.

     It is requested that B&R provide the draft for Skysat review no later than two weeks after receipt of first payment; the Final Report shall be provided one week later. Contract guidelines are as follows:

a.   Contract Type - Firm Fixed Price

b.   Contract Amount - $10,000

c.   Payment Schedule - As set forth in attached Letter Agreement

d.   Length of Effort - Three (3) weeks after receipts of order


     Messrs. Tom Kornell and Tony Asterita will oversee B&R in preparing the Final Report. They may or may not visit the B&R facility, but will stay closely involved via fax/phone. Given B&R agreement with this SOW, B&R shall work with Messrs. Kornell and Asterita to prepare a one-page outline of the Final Report to be coordinated with Skysat for approval and first payment. Principal points of contact are: Skysat - A. Asterita (703) 360-1200 and T. Kornell (206) 941-5342. B&R shall designate its point of contact and advise Skysat.